Exhibit 16.1


                          [KPMG FIDES PEAT Letterhead]



Securities and Exchange Commission
Washington, D.C. 20549


March 17, 1999


Ladies and Gentlemen:

We were previously principal accountants for Mettler-Toledo International Inc. (the Registrant) and, under the date of February 5, 1999, we reported on the consolidated financial statements of Mettler-Toledo International Inc. and subsidiaries as of and for the years ended December 31, 1998 and 1997. On March 10, 1999, our appointment as principal accountants was terminated. We have read Mettler-Toledo International Inc.'s statements included under Item 4 of its Form 8-K dated March 10, 1999, and we agree with such statements, except as follows:

     1. We are not in the position to agree or disagree with Mettler-Toledo International Inc.'s statement regarding whether the decision to dismiss KPMG Fides Peat as the Registrant's independent auditors' was approved by the Audit Committee of the Registrant's Board of Directors; and

     2. We are not in the position to agree or disagree with Mettler-Toledo International Inc.'s statement that the Registrant did not consult with PricewaterhouseCoopers as to the application of accounting principles to a specific transaction; either completed or proposed.


Very truly yours,

/S/ KPMG FIDES PEAT

Zurich, Switzerland